EXHIBIT 99.1

Callaway Golf Company Declares Dividend and Announces Plans to Repurchase
                   up to $50 Million of Common Stock

    CARLSBAD, Calif.--(BUSINESS WIRE)--Nov. 23, 2005--Callaway Golf Company (NYSE:ELY) announced today that the Board of Directors has authorized the Company to repurchase up to $50 million of the Company's common stock in open market or in private transactions beginning in the first quarter of 2006. The Company will assess market conditions and buying opportunities from time to time and will make strategic repurchases as appropriate. The repurchases will be made consistent with the terms of the Company's credit facility which defines the amount of stock that can be repurchased in any one year, but the Company expects to complete the repurchase program within three years. The new stock repurchase program supersedes all prior stock repurchase authorizations.
    The Company also announced that the Board of Directors declared a dividend of $.07 per share, payable December 21, 2005, to shareholders of record as of December 6, 2005.

    Through an unwavering commitment to innovation, Callaway Golf creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf(R), Top-Flite(R), Odyssey(R) and Ben Hogan(R) brands. For more information visit www.callawaygolf.com.

    CONTACT: Callaway Golf Company
             Brad Holiday, Larry Dorman
             760-931-1771